Exhibit 99.1

PRESS RELEASE
RSH-2009-018

RadioShack Corporation Announces Cash Tender Offer and Related Consent Solicitation for its 7⅜% Notes Due 2011

Fort Worth, Texas – August 28, 2009 – RadioShack Corporation (NYSE:RSH) announced today that it has commenced a cash tender offer to purchase any and all of its outstanding 7⅜% Notes due 2011 (the “Notes”), as well as a related consent solicitation to amend the indenture governing the Notes. There is $350,000,000 principal amount of the Notes outstanding.

The tender offer will expire at 8:30 a.m., New York City time, on September 28, 2009, unless extended or earlier terminated by RadioShack (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”). Holders who wish to receive the Total Consideration (as defined below) for the Notes must validly tender and not validly withdraw their Notes on or prior to 5:00 p.m., New York City time, on September 11, 2009, unless extended or earlier terminated by RadioShack (such time and date, as the same may be extended or earlier terminated, the “Consent Payment Deadline”).

Holders tendering their Notes will be required to consent to proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes and the Notes, which would, among other things, eliminate substantially all of the restrictive covenants contained in the indenture and the Notes, as well as certain events of default. Holders may not tender their Notes without also delivering consents and may not deliver consents without also tendering their Notes. Adoption of the Proposed Amendments requires the consent of holders of not less than 50% of the aggregate principal amount of Notes outstanding. The tender offer is not conditioned upon the receipt of consents to adopt the Proposed Amendments.

The total consideration for each $1,000 principal amount of Notes validly tendered and not validly withdrawn pursuant to the tender offer is $1,050 (the “Total Consideration”). The Total Consideration includes a consent payment of $30 per $1,000 principal amount of Notes purchased (the “Consent Payment”).

Holders must validly tender and not validly withdraw Notes on or prior to the Consent Payment Deadline in order to be eligible to receive the Total Consideration, paid in cash, for such Notes purchased in the tender offer. Holders who validly tender their Notes after the Consent Payment Deadline and on or prior to the Expiration Date will be eligible to receive, in cash, the Tender Offer Consideration, which is equal to $1,020 per $1,000 principal amount of Notes, representing the Total Consideration less the $30 Consent Payment. Holders whose Notes are purchased in the tender offer will also be paid accrued and unpaid interest from the last interest payment date to, but not including, the settlement date for Notes purchased pursuant to the tender offer. Tendered Notes may be validly withdrawn, and the related consents may be validly revoked, at any time on or prior to 5:00 p.m., New York City time, on September 11, 2009, unless such withdrawal deadline is extended by RadioShack, but not thereafter.

The tender offer and the consent solicitation are made upon the terms and subject to the conditions set forth in RadioShack’s Offer to Purchase and Consent Solicitation Statement dated August 28, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent. The tender offer and the consent solicitation are subject to certain conditions, but the tender offer is not conditioned upon any minimum principal amount of the Notes being tendered or upon the receipt of consents necessary to approve the Proposed Amendments. RadioShack reserves the right to waive any of the conditions to the tender offer and the consent solicitation. The Offer to Purchase and related Letter of Transmittal and Consent contain important information that should be read carefully before any decision is made with respect to the tender offer and the consent solicitation.

Citi, BofA Merrill Lynch and Wells Fargo Securities have been retained to serve as the lead dealer managers for the tender offer and the consent solicitation.  Citi can be contacted at (800) 558-3745 (toll-free), BofA Merrill Lynch can be contacted at (888) 292-0070 (toll-free) and (980) 388-9217 (collect) and Wells Fargo Securities can be contacted at (866) 309-6316 (toll-free) and (704) 715-8341 (collect).  Morgan Keegan & Company, Inc. and PNC Capital Markets LLC are co-dealer managers for the tender offer and the consent solicitation. Global Bondholder Services Corporation is the information agent and the depositary for the tender offer and the consent solicitation and can be contacted at (866) 807-2200 (toll-free) or (212) 430-3774 (collect).

This release is for informational purposes only and is neither an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to, the Notes nor a recommendation regarding the tender offer and/or consent solicitation. Holders should seek advice from an independent financial advisor as to the suitability of the transactions described herein for the individual concerned. The tender offer and the consent solicitation are not being made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Forward-Looking Statements

This press release and the documents referenced in this press release contain or incorporate by reference “forward-looking statements.” These forward-looking statements reflect management’s current views and projections regarding future economic conditions, retail industry environments and company performance. Certain important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, sales performance, economic conditions, unemployment rates, product demand, consumer spending, expense levels, availability and cost of capital, legal and regulatory changes, competitive activity, interest rates, the value of the U.S. dollar and other currencies, pandemics, acts of terrorism, war, changes in the company’s financial condition, availability of products, theft, transmission or unauthorized disclosure of customer, employee or company information, and other risks associated with the company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general. Additional information regarding these and other factors is described in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

About RadioShack Corporation

RadioShack Corporation (NYSE: RSH), headquartered in Fort Worth, Texas, is one of the nation’s most experienced and trusted consumer electronics specialty retailers, offering innovative products and services from leading brands. Our knowledgeable, helpful sales associates are committed to enhancing the in-store shopping experience by listening to our customers, offering advice and partnering with them to find the best technology solutions that fit their needs. Operating from convenient and accessible neighborhood and mall locations, the company has approximately 4,450 company-operated stores; almost 1,400 dealer outlets; nearly 600 wireless phone kiosks throughout the United States; and approximately 200 company-operated stores in Mexico.

Investor Contact:
Martin O. Moad
Vice President and Controller
(817)415-2383
Investor.Relations@RadioShack.com